Exhibit (e)

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

OF

MORGAN STANLEY DIRECT LENDING FUND

Morgan Stanley Direct Lending Fund, a Delaware corporation (the “Company”), has adopted the following plan (the “Plan”), effective as of [∙], 2024 (the “Effective Date”), to be administered by State Street Bank and Trust Company and its affiliates or such other administrator as the Company may appoint (the “Plan Administrator”), with respect to dividends and other distributions declared by its board of directors (the “Board of Directors”) on shares of common stock of the Company, par value $0.001 per share (the “Common Stock”).

1.Unless a stockholder specifically elects to receive cash as set forth below, all cash dividends or other distributions hereafter declared by the Board of Directors, net of any applicable withholding tax, shall be automatically reinvested in additional shares of Common Stock, and no action shall be required on such stockholder’s part to receive a distribution in Common Stock. For the avoidance of doubt, stockholders of the Company who did not elect to “opt in” to the dividend reinvestment plan in effect prior to the Effective Date shall be deemed to have made an election as of the Effective Date to receive cash as set forth below.

2.Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date established by the Board of Directors for the distribution involved.

3.With respect to each distribution pursuant to this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, as amended, to either issue new shares of Common Stock or to make open market purchases of its shares of Common Stock for the accounts of Participants (as defined below). The number of shares of Common Stock to be issued to a Participant is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of Common Stock at the close of regular trading on the New York Stock Exchange on the date of such distribution; provided that in the event the market price per share of Common Stock on the date of such distribution and/or the price to be paid by the Company to acquire shares of Common Stock on the New York Stock Exchange pursuant to this Plan exceeds the most recently computed net asset value per share of Common Stock, the Company shall issue shares of Common Stock at the greater of the most recently computed net asset value per share of Common Stock or 95% of the current market price per share of Common Stock (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share of Common Stock). The market price per share of Common Stock on a particular date shall be the closing price for such shares on the New York Stock Exchange on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices.

4.The Plan Administrator may establish an account for shares of Common Stock acquired pursuant to the Plan for each stockholder who has not so elected to receive distributions in cash (each, a “Participant”) or may otherwise record the ownership of the shares of Common

Stock acquired pursuant to the Plan. Each Participant’s shares of Common Stock acquired pursuant to the Plan may be held together with the shares of other Participants in non-certificated form. The Plan Administrator shall not issue share certificates to any Participant.

5.The Plan Administrator shall confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payable date. Each Participant may from time to time have an undivided fractional interest (computed to four decimal places) in a share of Common Stock, and distributions on fractional shares shall be credited to each Participant. In the event of termination of a Participant’s account under the Plan, the Plan Administrator shall adjust for any such undivided fractional interest in cash at the time of termination.

6.In the event that the Company makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for a Participant under the Plan shall be added to any other shares held by the Participant in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

7.The Plan Administrator’s service fee, if any, and expenses for administering the Plan shall be paid for by the Company. Except as explicitly provided herein, there will be no brokerage charges or other charges to Participants.

8.Each Participant may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing so long as such notice is received by the Plan Administrator no later than 10 calendar days prior to the record date for such distribution to stockholders, otherwise the election will be effective only with respect to any subsequent distribution.

9.Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator by submitting a letter of instruction terminating the Participant’s account under the Plan to the Plan Administrator. Such termination shall be effective immediately if the Participant’s notice is received by the Plan Administrator no later than 10 calendar days prior to the record date for an applicable distribution; otherwise, such termination shall be effective only with respect to any subsequent distributions. The Plan may be terminated or amended by the Company upon written notice at least 30 days prior to any record date for the payment of any distributions by the Company. Upon any termination, the Plan Administrator shall cause the shares of Common Stock held for each Participant under the Plan to be delivered to the Participant.

10.These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of the Participant’s participation in the Plan. Any such amendment may include an appointment in the place and stead of the Plan Administrator of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Company shall be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11.The Plan Administrator shall at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it with respect to purchases and sales of the Company’s Common Stock under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

12.These terms and conditions shall be governed by the laws of the State of Delaware.